MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to the Independent Bank Corp. Third Quarter Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask question. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Christopher Oddleifson. Please go ahead.

Christopher Oddleifson, President and Chief Executive Officer

Good afternoon and thank you for joining us today. As always I’m accompanied by Denis Sheahan, our Chief Financial Officer, who will provide more color on our financial results following my comments.

I’ll begin with the customary cautionary statement. This call may contain “forward-looking statements” with respect to the financial conditions, results of operations, and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events or otherwise.

Okay. So, 45 minutes ago, we released our third quarter results. This quarter is another in a series of fundamentally sound quarterly performances. Our net income rose to $11.1 million, which equates to earnings per share of $0.53. This was significantly above both last year’s EPS level of $0.38 and 2008’s EPS level$0.33 per share. The third quarter was a very nice, clean quarter essentially characterized by strong continued business volumes and very solid credit quality.

Our commercial lending story continues to be a really terrific one for us. Once again, we produced double-digit annualized report of core growth in our C&I portfolio. And as I’ve sort of shared before there was really no magic, it’s been just a result of good, old fashioned, roll-up-your-sleeve relationship banking. Our bankers know the market very, very well and have a consistent presence in the marketplace. As a result, we’ve been steadily adding an array of very high quality companies to our client list and the loan pipeline remains very, very strong.

On the commercial real estate side, our origination activity has been really good as well. The issue here, though, is it’s difficult to grow the portfolio given the high levels of payoffs and pay downs by borrowers. Home equities are another priority portfolio for us and it has been steadily rising and recently the vast, vast majority of our originations are first position fixed rate loans.

Another continuing bright spot has been our core deposit picture and we’re seeing increases in our checking and savings accounts, and are allowing our higher cost CDs to attrite down. Core deposits are now at nearly 80% of total deposits. All this leads us to a considerable amount of liquidity. One of the things we’re proud of has been our credit performance throughout this economic cycle. And the third quarter was no exception. Net charge-offs dropped to only 37 basis points on an annualized basis, delinquency rates declined, and non-performing loans were stable.

Now, as we all know the quarterly credit trends do tend to be lumpy but our expectations for the year haven’t changed at all from our original forecast. Those of you who have been following us for a long time know our track record on credit is really the direct reflection of our very, very disciplined underwriting, aggressive monitoring of our portfolio trends and individual loans, and a very seasoned and long tenured workout group.

Turning to the macro environments, it’s still very hard to gain any real conviction about the direction of the economy and it will probably remain this way until there is a discernible turn in the employment and the housing picture. The picture of Massachusetts though, especially eastern part of the state is a bit more promising given the more resilient technology, education, and healthcare sectors.

Private sector jobs continue to be added over the last six months, the state added about 60,000 new jobs. The unemployment rate remains below 9% with the greater Boston area closer to 7%. Yet these positives will be hard to sustain without a parallel national recovery to provide the needed demand for our products and services. So, we’ll remain very grounded in our assumptions and planning. There is no question that it’s going to be a tough operating environment to grow in. Our loan and deposit pricing are heating up again, and the full brunt of the legislative reform measures really have yet to be sorted out.

In this setting, our approach will be to focus on what we have control over, to pursue reasonable growth in a very disciplined fashion and will carry this mindset into our upcoming budget process. In addition to focusing on the fundamentals well, we continuously work on improving our business and sustaining our momentum. For example, our expanded investment management products are helping to drive growth in our assets under management which are now just below $1.5 billion, and we have a targeted home equity direct mail program that is generating excellent results. We are soon to introduce mobile banking offerings and are making some good progress in reducing some technology related expense.

So in conclusion, I’ll just reiterate that we’re pleased with the way we performed in this very difficult environment and believe we have momentum going forward. Looking ahead, our focus would be on how to best sustain our performance while positioning our franchise for the long-term growth. Great, thanks. And then I’ll turn it over to Denis.

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris, and good afternoon. Independent Bank Corp reported net income of $11.1 million and diluted earnings per share of $0.53 in the third quarter of this year as compared to net income of $8.0 million and diluted earnings per share of $0.38 in the second quarter of this year. Chief topics for the quarter: First of all, asset quality trends continue to improve in the third quarter. Net charge-offs decreased in the third quarter to $3.2 million, or 37 basis points of loan annualized.

Non-performing assets were up modestly to 74 basis points of assets, following last quarters sharp decline but are over 20% below where they were a year ago. Once again, we included a non-performing loan roll-forward table in the release to help you better understand the ins and outs of the net change in the quarter.

In addition, delinquency trends were favorable with total loan delinquencies falling to 1.11% of loans and early stage delinquencies at 30 to 89 days also decreased to 66 basis points of loans. In terms of an outlook on asset quality, we feel very good. Our non-performing assets will likely increase from these very low levels. We believe the worst is behind us for 2010.

Loan charge-offs will likely tick up modestly in Q4 and be well within the $15 million to $19 million range we spoke about in January. Clearly, we expect to be closer to the lower end of that range. Likewise, the loan loss provision will also be consistent within the $18 million to $22 million range established in January.

Total loans declined $20 million in the third quarter primarily due to ongoing reductions in the residential mortgage and construction portfolios. This math continued solid growth in the commercial and industrial category, up 3% in the quarter, and home equity, up 4% in the quarter.

As Chris said, commercial real estate outstandings were basically flat due to the impact of pay downs. We expect this overall trend to continue for the remainder of the year, although we do have good new business pipelines remaining in home equity and commercial.

Deposits decreased in the quarter by design due to the large balance sheet cash position. CDs were reduced by almost $60 million offsetting continued good growth in demand deposits, which grew $16 million or 2% in the quarter.

As expected, largely due to our cash position, the net interest margin reduced to 3.89% in the third quarter from 3.96 in the prior quarter. In terms of an outlook, we expect the margin will again begin to climb back into the 3.90s in the fourth quarter.

Non-interest income, excluding security gains, grew by 11% in the third quarter driven by higher mortgage banking revenue attributable to increased originations. Wealth management revenue decreased due to seasonal tax preparation fees and estate fees in the prior quarter.

We are in the process of implementing the opt-in requirements of Reg E. While it is too early to tell, indications point toward an increase in revenue associated with the implementation of this Regulation.

This is largely due to our conservatism in implementing our prior overdraft program. We didn’t allow overdraft at ATMs or at point-of-sale, channels that industry data showed, contributed over 50% of overdraft fee revenue.

Non-interest expense decreased in the third quarter, largely in the other expense category, due to timing in advertising and shareholder relations, a fair value adjustment on a derivative, in addition to loan workout costs in the prior quarter.

Salaries and benefits increased due to sales commissions, incentive accruals, and other benefit costs. Our tangible common equity increased to 6.64% at the end of the third quarter and tangible book value also rose to $14.34.

And now I’ll reference earnings guidance. We provided an estimate of performance in January for diluted earnings per share in the range of $1.75 to $1.85 per share, excluding any securities impairment, which has been negligible thus far in 2010. We now expect this number to increase to between $1.85 and $1.88 per diluted share.

That concludes my comments. Chris?

Christopher Oddleifson, President and Chief Executive Officer

Okay. Thank you. We are ready to take the questions now.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Mark Fitzgibbon at Sandler O’Neill.

<Q – Mark Fitzgibbon>: Hey, guys, good afternoon.

<A – Christopher Oddleifson>: Hi, Mark.

<Q – Mark Fitzgibbon>: First question I had for you was on other fee income. There was a pretty big linked quarter increase, maybe 537,000. What really accounted for that increase?

<A – Denis Sheahan>: Mark, it’s a combination of fee revenue on our loan level derivatives program in addition to – we have a small trading asset that the company has, it’s a couple of million dollars for supplemental executive retirement plans. That’s in the equities market and it performed well in the quarter, so a combination of those items.

<Q – Mark Fitzgibbon>: Okay. And then secondly, how should we be thinking about the tax rate going forward sort of beyond just the fourth quarter, but into 2011?

<A – Denis Sheahan>: Well, just first of all, speaking about the fourth quarter, the tax rate for the year will be in the 23%, 24% range. Looking into next year, we’ll provide guidance on that in January, Mark. But we’ve sort of two offsetting things that affect the tax rate. One is assuming at this point, we are going to make more in terms of earnings next year that will drive the tax rate up. Offsetting that is our New Market Tax Credit Program. We still have a substantial amount of those New Market Tax Credit loans in essence to invest or to make. And to the extent that we are successful in doing that next year, it’ll pull the tax rate lower. I would suggest at this point, maybe aim for something like a 25%, 26% tax rate for next year. And we’ll give better guidance around that in January.

<Q – Mark Fitzgibbon>: Okay, great. And then sort of a broader question, there have been a lot of deals up in your backyard, up in Massachusetts and New England. You guys haven’t done any. But you have indicated your desire to be acquisitive. I guess I am wondering did you miss out on these transactions because of price? You were more disciplined out – than others? And do you think that there are still other transactions that will be available for you in the days ahead?

<A – Christopher Oddleifson>: Mark, of course, I can’t sort of comment on any specific transactions. But I will remind – you don’t need me to remind, we are a disciplined buyer. I mean we are very careful on how we think about acquisitions. Acquisitions we’ve made year-to-date have been all accretive after one-timers, all have worked out very well. We’re very careful. We aren’t interested in getting bigger for bigger’s sake but in creating shareholder value. In terms of sort of other deals, I think for the most part, the giant consolidation around here has already happened. But I think there will be sort of a lumpy every now and then basis some more deals that happen throughout the New England and then we’d hope to be at the table and consider them if one were to come up.

<Q – Mark Fitzgibbon>: Okay. And then lastly just on capital, I mean the TCE improving nicely, but do you feel like it would be useful to have some additional capital, maybe do a capital raise at some point in the next couple -

<A – Denis Sheahan>: No, we are very comfortable, Mark, with our capital position. We’ve been comfortable throughout this cycle. And when many questioned it, we remained that way. And certainly, if we have an acquisition opportunity that had a substantial cash component associated with it, we would have to address that. But at this point, assuming our organic growth expectation and our generation of capital through earnings, we feel very comfortable with our capital position.

<Q – Mark Fitzgibbon>: Thank you.

<A – Christopher Oddleifson>: Thanks, Mark.

Operator: The next question comes from Damon DelMonte at KBW.

<Q – Damon DelMonte>: Hi, good afternoon, guys. How are you?

<A – Christopher Oddleifson>: Hi, Damon.

<Q – Damon DelMonte>: Denis, could you follow-up on your comment about the margin expectations for the fourth quarter? You mentioned you expected to go back up. Could you kind of explain to us sort of what the thought process is there?

<A – Denis Sheahan>: Sure. And I’m referencing the near-term here in the fourth quarter because next year presents other challenges and opportunities in terms of the margin. But for the near-term, the reason our margins dipped into the 3.80s – we’ve been pretty consistently in that 3.90s to 4% range earlier in the year. The reason it dipped into the 3.80s was because of a big slug of deposit growth that we had, that we couldn’t invest quickly enough. So we couldn’t find appropriate loan growth to use those deposits. So we are essentially selling – you can see, if you look at our balance sheet, we are now selling a couple of hundred million dollars of funds overnight at a quarter.

So that really chewed into the net interest margin here heading into the third quarter. We’re beginning to take some actions to deal with that including, our cost of deposits is down. I think the overall cost of deposit is in the 50, 53 basis point level. We’ll continue to look at that.

As we get opportunities to invest those funds in loan growth that will expand the margin. So we feel reasonably comfortable we can get back into the low 3.90s in the fourth quarter. And it remains to be seen what will happen after that. There was a very material reduction in the mid part of the curve over the past 4, 5 months that will affect all banks.

And we will work as hard as we always do in managing our interest rate sensitivity position. We’ve been very successful at it. We go back to mid 2004, just to repeat myself, we’ve kept our margin between that 3.80 and 4% band. And that’s going to be our plan going forward. And hopefully, we can do that.

<Q – Damon DelMonte>: Okay, great. Thanks, that’s very helpful. And then with respect to the mortgage banking revenue this quarter, it looked like a pretty strong quarter, any thoughts on sustainability of that going forward?

<A – Denis Sheahan>: Well, certainly, our indications are that that will be maintained into the fourth quarter. But next year, the jury is out as to what will happen with mortgage volume. I think there are some who think that volume in the industry could drop materially, 25%, to 30% next year, which would seem to make sense given all the refi activity that’s happening. But right now, our pipeline is significant in our for sale origination.

<Q – Damon DelMonte>: Okay, great. And then just lastly, could you provide us with an update on the TDR balance for this quarter?

<A – Denis Sheahan>: Sure. Total TDRs are roughly about $28 million, $27.9 million, non-accruing, $3.7; accruing, $24.3.

<Q – Damon DelMonte>: Great. Thank you very much.

<A – Christopher Oddleifson>: Sure.

Operator: Our next question comes from Laurie Hunsicker at Stifel, Nicolaus.

<Q – Laurie Hunsicker>: Yeah, hi, good afternoon.

<A – Christopher Oddleifson>: Hi.

<Q – Laurie Hunsicker>: Just in terms of, just looking at the income statement, I just wondered if you could take me through two line items of the non-interest income. You had a jump in BOLI. Was there something non-recurring benefit there or did you have the BOLI asset off?

<A – Denis Sheahan>: Yes, I mean if it recurs, it’s something that may happen on an annual basis. So I would classify that as – it’s not going to happen every quarter but certainly could recur again next year in the particular BOLI product we have.

<Q – Laurie Hunsicker>: Okay. So there was a death benefit or something like that?

<A – Denis Sheahan>: No, it’s not a death benefit. It’s a form of – some form of a special dividend.

<Q – Laurie Hunsicker>: A special dividend, okay, but generally speaking, on a quarterly basis, it should run around 700,000, is that right?

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Okay. And then your wealth management, can you address that a little bit? I know that – I guess typically, you’ve had a drop in third quarter. Is that timing related? Is that -?

<A – Denis Sheahan>: iIt’s really more in the second quarter it’s higher. And it’s higher because of -

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: Estate determination fees and seasonal fees associated with tax preparation for a client.

<Q – Laurie Hunsicker>: And that’s recognized to June, okay. So as we look to the fourth quarter, is there, I mean any guidance that will be somewhere between third and second quarter? Is that a -

<A – Denis Sheahan>: We think it would be, at this point, yeah, it will be between the two -

<Q – Laurie Hunsicker>: Okay

<A –Denis Sheahan>: ...maybe closer to second quarter.

<Q – Laurie Hunsicker>: Okay, okay.

<A –Denis Sheahan>: A little over $11 million, if that helps.

<Q – Laurie Hunsicker>: Okay, okay, perfect. And then your charge offs, do you have a breakdown by type? I mean, your charge offs obviously nice and low to your provisions, certainly a lot lower than we thought your credit cost -?

<A – Christopher Oddleifson>: [inaudible].

<Q – Laurie Hunsicker>: [inaudible] which is great. So -

<A – Christopher Oddleifson>: It’s in the release, Laurie, and I know we gave you guys a lot of time to read.

<Q – Laurie Hunsicker>: I’m not a speed-reader. Okay, sorry, if it’s in there, okay.

<A – Christopher Oddleifson>: Okay, I can go through it with you but we have $3.2 million in charge-offs.

<Q – Laurie Hunsicker>: Right.

<A – Denis Sheahan>: C&I was one with the largest category $1.4 million

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: ...small business had $500,000, commercial real estate $900,000 and our indirect business$ 400,000, and I think that’s about it.

<Q – Laurie Hunsicker>: Okay, great. And then, just wanted to go back to what Mark was asking about on the M&A front. I mean, you all definitely have the currency over and above most folks sitting at 1.6 of tangible book. But, can you just remind us a little bit where you’re looking and what your views of the world are?

<A – Christopher Oddleifson>: Sure. I’d be happy to. Our view of the world is that, we are very disciplined or opportunistic. If before the board of directors raise their hand, we’d like to be at the table of any inmarker or adjacent to market franchises before it decides its strategic options. And also we don’t rule out a hand sort of having a leap over geography if there is something that is in New England and would require us jumping over a few towns, that’s something we will consider [inaudible] we’re not going to Florida or wherever finding all those great shuttle deck kind of communities, but better within New England, something where we could sort of leverage some of our knowledge of [inaudible] in the regional economy.

<Q – Laurie Hunsicker>: Okay. And to the extent that you had a preference, I mean your preference would be to buy a cleaner bank or to buy one that has credit issues at a discount?

<A – Christopher Oddleifson>: Well, now that’s a really interesting question. If there was a troubled bank that were to come up, given our performance and our expertise in our workout group, I think we’d take a look at it. But I can’t say – I mean, we’re not going to be the next capital crossing that seeks out the troubled assets everywhere and so on. But if there was a community bank that could benefit from our workout expertise, I think we’d take a good, hard look at it. Again though we wouldn’t, we wouldn’t be jumping out a region to do something like that.

<Q – Laurie Hunsicker>: Okay. And I guess to the extent, I mean, shareholders obviously authorized an increase in shares up to 75 million, I mean, is it safe to assume that you all would look to maybe repeat a Ben Frankliln type deal if you could in terms of the share issuance at being capital accretive and the ability to issue stock over a cash component or I mean how do you look at structuring a deal in a perfect world?

<A – Denis Sheahan>: Yeah. So I mean, clearly considering we believe we have ample capital to run our operation as we do today and to fund future growth. But that said, we wouldn’t be terribly interested in depreciating our capital ratio significantly by putting out a large cash portion in acquisition, but there are other alternatives. We could raise capital to fund the cash portion of a transaction. Our preference would be a large stock component clearly, but you know that the couple of transactions that went off that were all cash. That would be a challenge for us given our capital position so we would have to raise capital in order to do that kind of transaction.

<Q – Laurie Hunsicker>: Okay, okay. And then Chris just one last question. Can you remind us in terms of size of what appeals to you all right now? How low you would go in assets approximately, you know, where it’s worth your time? And then how much would you entertain in terms of increasing your assets on the higher end of the range? Thanks.

<A – Christopher Oddleifson>: Yeah so I think you are getting at another very interesting question and one that I’m not going to have sort of a definitive answer. I mean there are a few smaller franchises that are dependent adjacent to our market and if they ever happen to call, we’d definitely take a look at them. And we actually have gotten quite good at the integration process after three local deals and don’t feel that – we don’t have a hard lower limit.

On the up side, I mean you’re really getting at sort of transformational deals and so on. That would be very much case specific and really we’ll have to take a very close look at it. But again, you know, in the best interests of the shareholders, Laurie, I mean, we’re going to take a look at it.

<Q – Laurie Hunsicker>: Okay. Okay. Great. Nice quarter, thanks.

<A – Christopher Oddleifson>: Thanks.

Operator: [Operator Instructions] And our next question comes from Mac Hodgson at SunTrust.

<Q – Mac Hodgson>: Hi, just a couple questions. Chris, you mentioned loan and deposit pricing are heating up, could you elaborate at all on what you’re seeing out in the market?

<A – Christopher Oddleifson>: Sure. Yeah, I’ll focus in on sort of a smaller size, really great looking commercial deals; one that many banks that a higher rate could accommodate. We are seeing an improvement grade A sort of loans. We’re seeing a lot of interest, and some tight pricing.

<A – Denis Sheahan>: In terms as well, and that’s the troubling part [inaudible].

<Q – Mac Hodgson>: What specifically on – like what kind of spreads are you seeing and are they drop in guarantees, is it things like that, what...?

<A – Denis Sheahan>: Yeah, I mean when you speak to terms, it’s loosening of some underwriting. In terms of spread, spreads are definitely narrowing. I mean if you went back a year ago or 18 months ago, you get spreads 300 over, and they are now significantly reduced from that.

<Q – Mac Hodgson>: They are like the mid-2s?

<A – Denis Sheahan>: In certain situations.

<Q – Mac Hodgson>: Okay. And on the deposit side, what’s changed on the deposit side?

<A – Christopher Oddleifson>: Yeah, deposit side, I mean there are smaller local competitors that were offering some fee pricings – one plus on CDs.

<A – Denis Sheahan>: Yeah.

<A – Christopher Oddleifson>: And so in an excess liquidity environment there, clearly your shipping dollar bills out the door with that set of rates.

<Q – Mac Hodgson>: Got you. Denis, is there any way, and you may have talked about this, is there any way to estimate the potential kind of revenue contribution from implementing the Reg E program?

<A – Denis Sheahan>: At this point no, Mac. And you know, we’d give it to you if we had it. And it’s early on for us, because we didn’t have the – I guess we didn’t take advantage of the opportunity intentionally that others did with ATM and point-of-sale overdrafts. So, we haven’t been able to implement it as quickly as others, because there is additional disclosures that we have to do. So it’s too early for us to say what the revenue benefit is, but early indications are that it could be revenue positive. When I have better information hopefully in January, I’ll be able to provide it to you.

<Q – Mac Hodgson>: Sure, okay, great. Just one last on our credit; asset quality has really been great for you guys recently. I am just trying to think as we look into next year, I mean, what would – what would make credit quality weaken, I mean things like – and obviously it’s market specific. But how do you guys think about your credit outlook? Is there any reason to expect it to get worse or should we expect things to kind of be steady state from here?

<A – Christopher Oddleifson>: Yeah, I think if we look at how you think the New England economy can perform, that’s sort of a direct relation to our loan performance. And our disciplined underwriting has really sort of held us up well here. But the problems we are having are a result of a –weaker economy where companies are struggling for maintaining or growing their revenues, if they’ve been maintaining.

So what’s your prognostication on the economy? Our prognostication is it’s going to be stumbling along, it’s – unemployment is going to stay persistently high and we are going to have relative to prior to the crisis, elevated credit loss, but we think the worst is behind us at this point. Denis, over to you?

<A – Denis Sheahan>: Yeah, certainly for this year the worst is behind us, but Mac, it’s difficult, the longer that this environment persists, you could get dragged back down into a more challenging credit environment. As far out as we can see, we feel very good of our credit, but if unemployment picks back up, Chris referenced earlier that Massachusetts employment has come down, we’re now in the 8’s in terms of employment and even – in the Greater Boston area down in the seven. That’s very good, that’s a very good indicator.

<A – Christopher Oddleifson>: Most of them. I mean it’s very pretty -

<A – Denis Sheahan>: Yeah. There has been a lot of job creation recently in Massachusetts, those are the good indicators. But if this generally economic malaise nationally persists, it could drag everybody down a little bit deeper again, but our hope is that that is not going to happen, and as far as the eye can see for us we’re feeling very good about credit.

<Q – Mac Hodgson>: Okay, great. Well, that’s helpful. I appreciate the color.

Operator: [Operator Instructions] We show no further questions at this time. I’d like to turn the conference back over to Mr. Oddleifson for any closing remarks.

Christopher Oddleifson, President and Chief Executive Officer

Great, thank you very much everybody for joining us. And we look forward talking to you in January and goodbye.

Denis K. Sheahan, Chief Financial Officer

Goodbye.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.